Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2021 FINANCIAL RESULTS

WILMINGTON, Del., July 27, 2021 — Navient (Nasdaq: NAVI) today released its second-quarter 2021 financial results.

OVERALL RESULTS

•   GAAP net income of $185 million ($1.05 diluted earnings per share) compared to net income of $125 million ($0.64 diluted earnings per share) in the year-ago quarter.

•   Adjusted diluted Core Earnings(1) per share of $0.98 compared to $0.91 in the year-ago quarter.

•   Core Earnings(1) of $165 million ($0.94 diluted Core Earnings per share) compared to $179 million ($0.92 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “This quarter’s solid results reflect Navient’s ongoing response to the needs of the borrowers and clients we serve as the nation’s economy continues to reopen,” said Jack Remondi, CEO and president. “We continue to exceed our targets across our business. Our optimized balance sheet and high-quality education loan portfolio keep driving value and solidifying the strength of our franchise, and we continue to build our business by originating high-quality private education loans and delivering high-value services to our business processing segment clients.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT	• Net income decreased $33 million, or 23%, from $146 million to $113 million. • Net interest income decreased 18%. • FFELP Loan delinquency rate increased from 8.2% to 8.3%.
CONSUMER LENDING SEGMENT

•   Net income increased $9 million, or 10%, from $87 million to $96 million.

•   Originated $1.3 billion of Private Education Refinance Loans.

•   Private Education Loan delinquency rate increased from 2.0% to 2.6%.

BUSINESS PROCESSING SEGMENT	• EBITDA(1) increased $32 million, or 400%, from $8 million to $40 million, primarily due to revenue earned from contracts to support states. • Revenue increased $66 million, or 103%, to $130 million.
CAPITAL

•   Adjusted tangible equity ratio(1) increased to 6.3% from 3.6%. Pro forma adjusted tangible equity ratio(1) increased to 8.0% from 6.0%.

•   Repurchased $200 million of common shares. $300 million repurchase authority remains outstanding.

•   Paid $27 million in common stock dividends.

FUNDING & LIQUIDITY	• Issued $2.1 billion in term ABS. • Retired $692 million of unsecured debt. On July 12, 2021, retired an additional $750 million of unsecured debt scheduled to mature in 2022.
EXPENSES	• Adjusted Core Earnings expenses(1) increased $29 million to $244 million. This increase was primarily a result of a $35 million increase in expenses in the Business Processing segment.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q21	1Q21	2Q20

Net interest income	$141	$144	$171
Provision for loan losses	—	—	3
Other revenue	61	66	94

Total revenue	202	210	262
Expenses	55	63	70

Pre-tax income	147	147	192

Net income	$113	$112	$146

Segment net interest margin	.97%	.97%	1.07%
FFELP Loans:
FFELP Loan spread	1.03%	1.03%	1.15%
Provision for loan losses	$—	$—	$3
Charge-offs	$5	$6	$12
Charge-off rate	.04%	.06%	.11%
Greater than 30-days delinquency rate	8.3%	8.3%	8.2%
Greater than 90-days delinquency rate	3.8%	3.5%	3.8%
Forbearance rate	13.9%	15.5%	26.6%
Average FFELP Loans	$56,649	$58,078	$62,141
Ending FFELP Loans, net	$55,550	$56,873	$60,921

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.6	5.6
Total federal loans serviced	$283	$285	$282
Contingent collections receivables inventory	$11.3	$11.7	$13.5

DISCUSSION OF RESULTS — 2Q21 vs. 2Q20

•	Core Earnings were $113 million compared to $146 million.

•	Net interest income decreased $30 million primarily due to a decrease in annual reset rate Floor Income that occurred on July 1, 2020.

•	Provision for loan losses decreased $3 million.

○	Charge-offs were $5 million compared with $12 million.

○	Delinquencies greater than 30 days were $3.8 billion compared with $3.5 billion.

○	Forbearances were $7.4 billion, down $8.1 billion from $15.5 billion. Forbearances have declined by approximately $9.8 billion from the COVID-19 peak in second-quarter 2020.

•

Other revenue decreased $33 million primarily due to a $26 million decrease in asset recovery revenue, which was primarily a result of the wind-down of the ED asset recovery contract as well as the impact of COVID-19 on certain collection activities.

•	Expenses were $15 million lower primarily as a result of the decrease in asset recovery revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q21	1Q21	2Q20

Net interest income	$158	$169	$188
Provision for loan losses	(1)	(87)	41
Other revenue	5	90	1

Total revenue	164	346	148
Expenses	39	41	34

Pre-tax income	125	305	114

Net income	$96	$234	$87

Segment net interest margin	2.95%	2.99%	3.20%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.18%	3.21%	3.39%
Provision for loan losses	$(1)	$(87)	$41
Charge-offs	$35	$35	$48
Charge-off rate	.71%	.68%	.97%
Greater than 30-days delinquency rate	2.6%	2.3%	2.0%
Greater than 90-days delinquency rate	1.0%	.9%	1.0%
Forbearance rate	3.0%	3.9%	8.4%
Average Private Education Loans	$20,730	$22,143	$23,008
Ending Private Education Loans, net	$19,725	$19,742	$21,462
Private Education Refinance Loans:
Charge-offs	$2	$3	$2
Greater than 90-days delinquency rate	—%	.1%	.1%
Average Private Education Refinance Loans	$8,271	$8,604	$7,710
Ending Private Education Refinance Loans, net	$8,393	$7,882	$7,455
Private Education Refinance Loan originations	$1,285	$1,671	$238

DISCUSSION OF RESULTS — 2Q21 vs. 2Q20

•	Originated $1.3 billion of Private Education Refinance Loans compared to $238 million.

•	Core Earnings were $96 million compared to $87 million.

•

Net interest income decreased $30 million primarily due to the natural paydown of the non-refinance loan portfolio. Partially offsetting this decrease was the growth of the Private Education Refinance Loan portfolio.

•

Provision for loan losses decreased $42 million. The negative provision for the current quarter of $(1) million was comprised of $13 million in connection with loan originations less the reversal of both $5 million of allowance for loan losses in connection with the sale of approximately $30 million of Private Education Loans, as well as $9 million related to a decrease in expected losses for the overall portfolio. There has been an improvement in the current and forecasted economic conditions since March 31,2021, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits in the future. The provision in the year-ago quarter primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions that occurred subsequent to the adoption of CECL on January 1, 2020.

○	Charge-offs were $35 million compared with $48 million.

○	Private Education Loan delinquencies greater than 90 days: $193 million, down $17 million from $210 million.

○	Private Education Loan delinquencies greater than 30 days: $505 million, up $79 million from $426 million.

○	Private Education Loan forbearances: $606 million, down $1.2 billion from $1.8 billion. Forbearances have declined by approximately $2.8 billion from the COVID-19 peak in second-quarter 2020.

•

Gains on sales of education loans (included in “Other revenue”) were $2 million in connection with the sale of approximately $30 million of Private Education Loans in second-quarter 2021. There were no such sales in the year-ago quarter.

•	Expenses were $5 million higher as a result of the significant increase in loan originations as well as an increase in legal expenses.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q21	1Q21	2Q20

Revenue from government services	$66	$63	$43
Revenue from healthcare services	64	62	21

Total fee revenue	130	125	64
Expenses	92	91	57

Pre-tax income	38	34	7

Net income	$29	$26	$6

EBITDA(1)	$40	$36	$8
EBITDA margin(1)	30%	29%	13%
Contingent collections receivables inventory (in billions)	$15.5	$17.9	$14.5

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 18 – 28.

DISCUSSION OF RESULTS — 2Q21 vs. 2Q20

•	Core Earnings were $29 million compared to $6 million.

•

Revenue increased $66 million, or 103%, primarily as a result of revenue earned from contracts to support states in providing unemployment benefits, contact tracing and vaccine administration services, as well as an increase in revenue from our traditional Business Processing segment services that we perform for our government and healthcare services clients.

•	EBITDA was $40 million, up $32 million, or 400%. The increase in EBITDA is primarily the result of the revenue increase discussed above. The EBITDA margin increased to 30% from 13%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021).

Navient will host an earnings conference call tomorrow, July 28, 2021, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 5860986 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through August 11, 2021, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 5860986.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. Navient helps clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GAAP Basis
Net income	$185	$370	$125	$555	$19
Diluted earnings per common share	$1.05	$2.00	$.64	$3.08	$.10
Weighted average shares used to compute diluted earnings per share	176	185	195	180	198
Return on assets	.91%	1.78%	.56%	1.35%	.04%

Core Earnings Basis(1)
Net income(1)	$165	$305	$179	$469	$272
Diluted earnings per common share(1)	$.94	$1.65	$.92	$2.61	$1.37
Adjusted diluted earnings per common share(1)	$.98	$1.71	$.91	$2.71	$1.41
Weighted average shares used to compute diluted earnings per share	176	185	195	180	198
Net interest margin, Federal Education Loan segment	.97%	.97%	1.07%	.97%	.94%
Net interest margin, Consumer Lending segment	2.95%	2.99%	3.20%	2.97%	3.26%
Return on assets	.81%	1.46%	.81%	1.14%	.61%

Education Loan Portfolios(2)
Ending FFELP Loans, net	$55,550	$56,873	$60,921	$55,550	$60,921
Ending Private Education Loans, net	19,725	19,742	21,462	19,725	21,462

Ending total education loans, net	$75,275	$76,615	$82,383	$75,275	$82,383

Average FFELP Loans	$56,649	$58,078	$62,141	$57,360	$63,018
Average Private Education Loans	20,730	22,143	23,008	21,433	23,060

Average total education loans	$77,379	$80,221	$85,149	$78,793	$86,078

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures – Core Earnings” at pages 18 – 28.

(2)	Balances are the same for GAAP and Core Earnings basis.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				June 30, 2021 vs. March 31, 2021		June 30, 2021 vs. June 30, 2020
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	$	%	$	%
Interest income:
FFELP Loans	$365	$373	$455	$(8)	(2)%	$(90)	(20)%
Private Education Loans	295	319	362	(24)	(8)	(67)	(19)
Cash and investments	1	—	2	1	100	(1)	(50)

Total interest income	661	692	819	(31)	(4)	(158)	(19)
Total interest expense	339	329	519	10	3	(180)	(35)

Net interest income	322	363	300	(41)	(11)	22	7
Less: provisions for loan losses	(1)	(87)	44	86	(99)	(45)	(102)

Net interest income after provisions for loan losses	323	450	256	(127)	(28)	67	26
Other income (loss):
Servicing revenue	50	53	52	(3)	(6)	(2)	(4)
Asset recovery and business processing revenue	142	139	102	3	2	40	39
Other income (loss)	4	—	9	4	100	(5)	(56)
Gains on sales of loans	2	76	—	(74)	(97)	2	100
Losses on debt repurchases	(12)	—	—	(12)	100	(12)	100
Gains (losses) on derivative and hedging activities, net	(10)	36	(30)	(46)	(128)	20	(67)

Total other income (loss)	176	304	133	(128)	(42)	43	32
Expenses:
Operating expenses	252	259	213	(7)	(3)	39	18
Goodwill and acquired intangible asset impairment and amortization expense	5	5	5	—	—	—	—
Restructuring/other reorganization expenses	2	6	1	(4)	(67)	1	100

Total expenses	259	270	219	(11)	(4)	40	18

Income before income tax expense	240	484	170	(244)	(50)	70	41
Income tax expense	55	114	45	(59)	(52)	10	22

Net income	$185	$370	$125	$(185)	(50)%	$60	48%

Basic earnings per common share	$1.07	$2.02	$.65	$(.95)	(47)%	$.42	65%

Diluted earnings per common share	$1.05	$2.00	$.64	$(.95)	(48)%	$.41	64%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2021	2020	$	%
Interest income:
FFELP Loans	$737	$1,025	$(288)	(28)%
Private Education Loans	614	767	(153)	(20)
Cash and investments	1	15	(14)	(93)

Total interest income	1,352	1,807	(455)	(25)
Total interest expense	667	1,234	(567)	(46)

Net interest income	685	573	112	20
Less: provisions for loan losses	(88)	139	(227)	(163)

Net interest income after provisions for loan losses	773	434	339	78
Other income (loss):
Servicing revenue	102	109	(7)	(6)
Asset recovery and business processing revenue	281	212	69	33
Other income (loss)	5	17	(12)	(71)
Gains on sales of loans	78	—	78	100
Losses on debt repurchases	(12)	—	(12)	100
Gains (losses) on derivative and hedging activities, net	26	(253)	279	110

Total other income (loss)	480	85	395	465
Expenses:
Operating expenses	510	463	47	10
Goodwill and acquired intangible asset impairment and amortization expense	10	11	(1)	(9)
Restructuring/other reorganization expenses	8	6	2	33

Total expenses	528	480	48	10

Income before income tax expense	725	39	686	1,759
Income tax expense	170	20	150	750

Net income	$555	$19	$536	2,821%

Basic earnings per common share	$3.12	$.10	$3.02	3,020%

Diluted earnings per common share	$3.08	$.10	$2.98	2,980%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Assets
FFELP Loans (net of allowance for losses of $277, $282 and $302, respectively)	$55,550	$56,873	$60,921
Private Education Loans (net of allowance for losses of $976, $992 and $1,098, respectively)	19,725	19,742	21,462
Investments	313	303	316
Cash and cash equivalents	1,453	1,497	1,632
Restricted cash and cash equivalents	2,309	2,605	2,357
Goodwill and acquired intangible assets, net	726	731	746
Other assets	3,272	3,206	3,611

Total assets	$83,348	$84,957	$91,045

Liabilities
Short-term borrowings	$4,068	$5,684	$7,310
Long-term borrowings	75,814	75,674	80,260
Other liabilities	754	862	1,349

Total liabilities	80,636	82,220	88,919

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 458 million, 457 million and 453 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,268	3,255	3,215
Accumulated other comprehensive income (loss), net of tax	(209)	(226)	(317)
Retained earnings	3,828	3,670	2,999

Total Navient Corporation stockholders’ equity before treasury stock	6,891	6,703	5,901
Less: Common stock held in treasury: 290 million, 278 million and 259 million shares, respectively	(4,190)	(3,980)	(3,786)

Total Navient Corporation stockholders’ equity	2,701	2,723	2,115
Noncontrolling interest	11	14	11

Total equity	2,712	2,737	2,126

Total liabilities and equity	$83,348	$84,957	$91,045

COMPARISON OF 2021 RESULTS WITH 2020

Three Months Ended June 30, 2021 Compared with Three Months Ended June 30, 2020

For the three months ended June 30, 2021, net income was $185 million, or $1.05 diluted earnings per common share, compared with net income of $125 million, or $0.64 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $22 million, primarily as a result of a $22 million increase in mark-to-market gains on fair value hedges recorded in interest expense. Also contributing to the increase is a favorable interest rate environment with lower interest rates and the growth in the Private Education Refinance Loan portfolio. Partially offsetting this increase is the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $45 million from $44 million to $(1) million:

○	The provision for FFELP loan losses decreased $3 million to $0.

○	The provision for Private Education Loan losses decreased $42 million from $41 million to $(1) million.

The negative provision for the current quarter of $(1) million was comprised of $13 million in connection with loan originations less the reversal of both $5 million of allowance for loan losses in connection with the sale of approximately $30 million of Private Education Loans, as well as $9 million related to a decrease in expected losses for the overall portfolio. There has been an improvement in the current and forecasted economic conditions since March 31,2021, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits in the future. The provision in the year-ago quarter primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions that occurred subsequent to the adoption of CECL on January 1, 2020.

•

Asset recovery and business processing revenue increased $40 million primarily as a result of a $53 million increase in revenue earned in our Business Processing segment from contracts to support states in providing unemployment benefits, contact tracing and vaccine administration services in connection with COVID-19. In addition, there was an increase in revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the wind-down of the ED asset recovery contract and the impact of COVID-19 on certain collection activities in the Federal Education Loan segment.

•	Losses on debt repurchases increased $12 million. We repurchased $692 million of debt at a $12 million loss in the current quarter. There were no debt repurchases in the year-ago quarter.

•

Net losses on derivative and hedging activities decreased $20 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $8 million and $(2) million in the second quarters of 2021 and 2020, respectively, operating expenses were $244 million and $215 million in the second quarters of 2021 and 2020, respectively. This $29 million increase was primarily a result of a $35 million increase in expenses in the Business Processing segment in connection with the increase in segment revenue. Regulatory-related expenses in the year-ago quarter are net of $10 million of insurance reimbursements for costs related to such matters.

•

During the three months ended June 30, 2021 and 2020, respectively, the Company incurred $2 million and $1 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to facility lease terminations and severance-related costs.

We repurchased 11.8 million shares of our common stock during the second quarter of 2021. There were no share repurchases in the year-ago quarter. As a result of repurchases, our average outstanding diluted shares decreased by 19 million common shares (or 10%) from the year-ago period.

Six Months Ended June 30, 2021 Compared with Six Months Ended June 30, 2020

For the six months ended June 30, 2021, net income was $555 million, or $3.08 diluted earnings per common share, compared with net income of $19 million, or $0.10 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $112 million, primarily as a result of a $76 million increase in mark-to-market gains on fair value hedges recorded in interest expense. Also contributing to the increase is a favorable interest rate environment with lower interest rates and the growth in the Private Education Refinance Loan portfolio. Partially offsetting this increase is the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $227 million from $139 million to $(88) million:

○	The provision for FFELP loan losses decreased $9 million to $0.

○	The provision for Private Education Loan losses decreased $218 million from $130 million to $(88) million.

The negative provision for the current period of $(88) million was comprised of $29 million in connection with loan originations less the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans, as well as $10 million related to a decrease in expected losses for the overall portfolio. There has been an improvement in the current and forecasted economic conditions since December 31,2020, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits in the future. The provision in the year-ago period primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions that occurred subsequent to the adoption of CECL on January 1, 2020.

•

Asset recovery and business processing revenue increased $69 million primarily as a result of a $121 million increase in revenue earned in our Business Processing segment from contracts to support states in providing unemployment benefits, contact tracing and vaccine administration services in connection with COVID-19. In addition, there was an increase in revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the wind-down of the ED asset recovery contract and the impact of COVID-19 on certain collection activities in the Federal Education Loan segment.

•

Gains on sales of loans increased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in 2021. There were no such sales in the year-ago period. The sale of Private Education Loans was comprised as follows:

○	Approximately $590 million of non-Refinance Loans, resulting in a $48 million gain on sale (of which $560 million were sold in the first quarter and $30 million were sold in the second quarter); and

○

Approximately $1.03 billion of Refinance Loans, resulting in a $30 million gain on sale. In addition, there was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement.

•	Losses on debt repurchases increased $12 million. We repurchased $717 million of debt at a $12 million loss in the current period. There were no debt repurchases in the year-ago period.

•

Net losses on derivative and hedging activities decreased $279 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in the six months ended June 30, 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan Floor Income that do not qualify for hedge accounting. For the six months ended June 30, 2021, interest rates have increased which has resulted in mark-to-market gains on these instruments.

•

Excluding net regulatory-related expenses of $16 million and $5 million in the six months ended June 30, 2021 and 2020, respectively, operating expenses were $494 million and $458 million in the six months ended June 30, 2021 and 2020, respectively. This $36 million increase was primarily a result of a $72 million increase in expenses in the Business Processing segment in connection with the increase in segment revenue, with an offsetting $36 million decrease in expenses primarily in the Federal Education Loans segment as a result of the decrease of Federal Education Loan asset recovery revenue discussed above. Regulatory-related expenses in the year-ago period are net of $10 million of insurance reimbursements for costs related to such matters.

•

During the six months ended June 30, 2021 and 2020, respectively, the Company incurred $8 million and $6 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to facility lease terminations and severance-related costs.

We repurchased 19.9 million and 23.0 million shares of our common stock during the six months ended June 30, 2021 and 2020, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 18 million common shares (or 9%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2021		March 31, 2021		June 30, 2020
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$403		$457		$512
Loans in forbearance(2)	606		797		1,847
Loans in repayment and percentage of each status:
Loans current	19,187	97.4%	19,020	97.7%	19,775	98.0%
Loans delinquent 31-60 days(3)	208	1.1	179	.9	128	.6
Loans delinquent 61-90 days(3)	104	.5	100	.5	88	.4
Loans delinquent greater than 90 days(3)	193	1.0	181	.9	210	1.0

Total Private Education Loans in repayment	19,692	100%	19,480	100%	20,201	100%

Total Private Education Loans, gross	20,701		20,734		22,560
Private Education Loan allowance for losses	(976)		(992)		(1,098)

Private Education Loans, net	$19,725		$19,742		$21,462

Percentage of Private Education Loans in repayment		95.1%		94.0%		89.5%

Delinquencies as a percentage of Private Education Loans in repayment		2.6%		2.3%		2.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.0%		3.9%		8.4%

Cosigner rate(4)		39%		40%		43%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for second-quarter 2021, first-quarter 2021 and second-quarter 2020.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	June 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$282	$992	$1,274
Provision:
Reversal of allowance related to loan sales(1)	—	(5)	(5)
Remaining provision	—	4	4

Total provision	—	(1)	(1)
Charge-offs(2)	(5)	(35)	(40)
Decrease in expected future recoveries on charged-off loans(3)	—	20	20

Allowance at end of period	277	976	1,253
Plus: expected future recoveries on charged off loans(3)	—	434	434

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$277	$1,410	$1,687

Net charge-offs as a percentage of average loans in repayment (annualized)	.04%	.71%
Allowance coverage of charge-offs (annualized)(4)	15.5	10.0
Allowance as a percentage of the ending total loan balance(4)	.5%	6.8%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.2%
Ending total loans	$55,827	$20,701
Average loans in repayment	$46,348	$19,667
Ending loans in repayment	$45,854	$19,692

	QUARTER ENDED
	March 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(1)	—	(102)	(102)
Remaining provision	—	15	15

Total provision	—	(87)	(87)
Charge-offs(2)	(6)	(35)	(41)
Decrease in expected future recoveries on charged-off loans(3)	—	25	25

Allowance at end of period	282	992	1,274
Plus: expected future recoveries on charged off loans(3)	—	454	454

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$282	$1,446	$1,728

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.68%
Allowance coverage of charge-offs (annualized)(4)	10.7	10.2
Allowance as a percentage of the ending total loan balance(4)	.5%	7.0%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.4%
Ending total loans	$57,155	$20,734
Average loans in repayment	$47,044	$20,883
Ending loans in repayment	$45,922	$19,480

	QUARTER ENDED
	June 30, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$311	$1,083	$1,394
Total provision	3	41	44
Charge-offs(2)	(12)	(48)	(60)
Decrease in expected future recoveries on charged-off loans(3)	—	22	22

Allowance at end of period	302	1,098	1,400
Plus: expected future recoveries on charged off loans(3)	—	549	549

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$302	$1,647	$1,949

Net charge-offs as a percentage of average loans in repayment (annualized)	.11%	.97%
Allowance coverage of charge-offs (annualized)(4)	6.3	8.6
Allowance as a percentage of the ending total loan balance(4)	.5%	7.3%
Allowance as a percentage of ending loans in repayment(4)	.7%	8.2%
Ending total loans	$61,223	$22,560
Average loans in repayment	$44,144	$19,731
Ending loans in repayment	$42,640	$20,201

	SIX MONTHS ENDED
	June 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(1)	—	(107)	(107)
Remaining provision	—	19	19

Total provision	—	(88)	(88)
Charge-offs(2)	(11)	(70)	(81)
Decrease in expected future recoveries on charged-off loans(3)	—	45	45

Allowance at end of period	277	976	1,253
Plus: expected future recoveries on charged off loans(3)	—	434	434

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$277	$1,410	$1,687

Net charge-offs as a percentage of average loans in repayment (annualized)	.05%	.70%
Allowance coverage of charge-offs (annualized)(4)	12.5	10.0
Allowance as a percentage of the ending total loan balance(4)	.5%	6.8%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.2%
Ending total loans	$55,827	$20,701
Average loans in repayment	$46,694	$20,272
Ending loans in repayment	$45,854	$19,692

	SIX MONTHS ENDED
	June 30, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance as of December 31, 2019	$64	$1,048	$1,112
Transition adjustment made under CECL on January 1, 2020	260	(3)	257

Allowance as of January 1, 2020 after transition adjustment to CECL	324	1,045	1,369
Total provision	9	130	139
Charge-offs(2)	(31)	(116)	(147)
Decrease in expected future recoveries on charged-off loans(3)	—	39	39

Allowance at end of period	302	1,098	1,400
Plus: expected future recoveries on charged off loans(3)	—	549	549

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$302	$1,647	$1,949

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.13%
Allowance coverage of charge-offs (annualized)(4)	4.8	7.1
Allowance as a percentage of the ending total loan balance(4)	.5%	7.3%
Allowance as a percentage of ending loans in repayment(4)	.7%	8.2%
Ending total loans	$61,223	$22,560
Average loans in repayment	$48,302	$20,666
Ending loans in repayment	$42,640	$20,201

(1)	In connection with the sale of approximately $30 million and $1.6 billion of Private Education Loans in second-quarter 2021 and first-quarter 2021, respectively.

(2)

Charge-offs are reported net of expected recoveries. For Private Education Loans, at the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the expected future recoveries on charged-off loans. If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Beginning of period expected recoveries	$454	$479	$571	$479	$588
Expected future recoveries of current period defaults	5	5	9	10	22
Recoveries	(22)	(25)	(28)	(47)	(57)
Charge-offs	(3)	(5)	(3)	(8)	(4)

End of period expected recoveries	$434	$454	$549	$434	$549

Change in balance during period	$(20)	$(25)	$(22)	$(45)	$(39)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.6 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months, of which $750 million was retired in July 2021) and the remaining $6.5 billion of senior unsecured notes that mature in the long term (from 2023 to 2043 with 82% maturing by 2029), primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We purchased 11.8 million shares of common stock for $200 million in the second quarter of 2021. We had $300 million of remaining share repurchase authority as of June 30, 2021.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Ending balances:
Total unrestricted cash and liquid investments	$1,453	$1,497	$1,632
Unencumbered FFELP Loans	309	259	266
Unencumbered Private Education Refinance Loans	574	936	481

Total	$2,336	$2,692	$2,379

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Average balances:
Total unrestricted cash and liquid investments	$1,254	$1,198	$1,315	$1,226	$1,232
Unencumbered FFELP Loans	320	276	225	298	281
Unencumbered Private Education Refinance Loans	688	752	422	720	558

Total	$2,262	$2,226	$1,962	$2,244	$2,071

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2021 to June 2023.

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Ending balances:
FFELP Loan ABCP facilities	$530	$826	$242
Private Education Loan ABCP facilities	2,405	2,844	1,969

Total	$2,935	$3,670	$2,211

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Average balances:
FFELP Loan ABCP facilities	$577	$656	$256	$616	$554
Private Education Loan ABCP facilities	2,423	2,420	1,132	2,422	1,009

Total	$3,000	$3,076	$1,388	$3,038	$1,563

At June 30, 2021, we had a total of $5.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.6 billion of our unencumbered tangible assets of which $2.3 billion and $309 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2021, we had $5.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.8 billion outstanding as of June 30, 2021. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	June 30, 2021	March 31, 2021	June 30, 2020
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.7	2.0	2.2
Tangible unencumbered assets(1)	5.6	6.1	6.3
Senior unsecured debt	(8.1)	(8.8)	(9.5)
Mark-to-market on unsecured hedged debt(2)	(.5)	(.5)	(.8)
Other liabilities, net	(.5)	(.6)	(.6)

Total Tangible Equity(1)	$2.0	$2.0	$1.4

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At June 30, 2021, March 31, 2021 and June 30, 2020, there were $459 million, $437 million and $758 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$351	$295	$—	$—	$646	$24	$(10)	$14	$660
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	351	295	—	1	647	24	(10)	14	661
Total interest expense	210	137	—	18	365	(2)	(24)	(26)	339

Net interest income (loss)	141	158	—	(17)	282	26	14	40	322
Less: provisions for loan losses	—	(1)	—	—	(1)	—	—	—	(1)

Net interest income (loss) after provisions for loan losses	141	159	—	(17)	283	26	14	40	323
Other income (loss):
Servicing revenue	47	3	—	—	50	—	—	—	50
Asset recovery and business processing revenue	12	—	130	—	142	—	—	—	142
Other income (loss)	2	—	—	2	4	(26)	16	(10)	(6)
Gains on sales of loans	—	2	—	—	2	—	—	—	2
Losses on debt repurchases	—	—	—	(12)	(12)	—	—	—	(12)

Total other income (loss)	61	5	130	(10)	186	(26)	16	(10)	176
Expenses:
Direct operating expenses	55	39	92	—	186	—	—	—	186
Unallocated shared services expenses	—	—	—	66	66	—	—	—	66

Operating expenses	55	39	92	66	252	—	—	—	252
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	55	39	92	68	254	—	5	5	259

Income (loss) before income tax expense (benefit)	147	125	38	(95)	215	—	25	25	240
Income tax expense (benefit)(2)	34	29	9	(22)	50	—	5	5	55

Net income (loss)	$113	$96	$29	$(73)	$165	$—	$20	$20	$185

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$40	$—	$40
Total other income (loss)	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$30	$(5)	25

Income tax expense (benefit)			5

Net income (loss)			$20

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$359	$319	$—	$—	$678	$23	$(9)	$14	$692
Cash and investments	—	—	—	—	—	—	—	—	—

Total interest income	359	319	—	—	678	23	(9)	14	692
Total interest expense	215	150	—	18	383	(1)	(53)	(54)	329

Net interest income (loss)	144	169	—	(18)	295	24	44	68	363
Less: provisions for loan losses	—	(87)	—	—	(87)	—	—	—	(87)

Net interest income (loss) after provisions for loan losses	144	256	—	(18)	382	24	44	68	450
Other income (loss):
Servicing revenue	52	1	—	—	53	—	—	—	53
Asset recovery and business processing revenue	14	—	125	—	139	—	—	—	139
Other income (loss)	—	—	—	—	—	(11)	47	36	36
Gains on sales of loans	—	89	—	—	89	(13)	—	(13)	76

Total other income (loss)	66	90	125	—	281	(24)	47	23	304
Expenses:
Direct operating expenses	63	41	91	—	195	—	—	—	195
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	63	41	91	64	259	—	—	—	259
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	63	41	91	70	265	—	5	5	270

Income (loss) before income tax expense (benefit)	147	305	34	(88)	398	—	86	86	484
Income tax expense (benefit)(2)	35	71	8	(21)	93	—	21	21	114

Net income (loss)	$112	$234	$26	$(67)	$305	$—	$65	$65	$370

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$68	$—	$68
Total other income (loss)	23	—	23
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$91	$(5)	86

Income tax expense (benefit)			21

Net income (loss)			$65

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$456	$362	$—	$—	$818	$13	$(14)	$(1)	$817
Cash and investments	1	—	—	1	2	—	—	—	2

Total interest income	457	362	—	1	820	13	(14)	(1)	819
Total interest expense	286	174	—	31	491	25	3	28	519

Net interest income (loss)	171	188	—	(30)	329	(12)	(17)	(29)	300
Less: provisions for loan losses	3	41	—	—	44	—	—	—	44

Net interest income (loss) after provisions for loan losses	168	147	—	(30)	285	(12)	(17)	(29)	256
Other income (loss):
Servicing revenue	51	1	—	—	52	—	—	—	52
Asset recovery and business processing revenue	38	—	64	—	102	—	—	—	102
Other income (loss)	5	—	—	4	9	12	(42)	(30)	(21)

Total other income (loss)	94	1	64	4	163	12	(42)	(30)	133
Expenses:
Direct operating expenses	70	34	57	—	161	—	—	—	161
Unallocated shared services expenses	—	—	—	52	52	—	—	—	52

Operating expenses	70	34	57	52	213	—	—	—	213
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	70	34	57	53	214	—	5	5	219

Income (loss) before income tax expense (benefit)	192	114	7	(79)	234	—	(64)	(64)	170
Income tax expense (benefit)(2)	46	27	1	(19)	55	—	(10)	(10)	45

Net income (loss)	$146	$87	$6	$(60)	$179	$—	$(54)	$(54)	$125

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(29)	$—	$(29)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$(59)	$(5)	(64)

Income tax expense (benefit)			(10)

Net income (loss)			$(54)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$709	$614	$—	$—	$1,323	$48	$(20)	$28	$1,351
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	709	614	—	1	1,324	48	(20)	28	1,352
Total interest expense	424	287	—	36	747	(3)	(77)	(80)	667

Net interest income (loss)	285	327	—	(35)	577	51	57	108	685
Less: provisions for loan losses	—	(88)	—	—	(88)	—	—	—	(88)

Net interest income (loss) after provisions for loan losses	285	415	—	(35)	665	51	57	108	773
Other income (loss):
Servicing revenue	99	3	—	—	102	—	—	—	102
Asset recovery and business processing revenue	26	—	255	—	281	—	—	—	281
Other income (loss)	2	1	—	2	5	(38)	64	26	31
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(12)	(12)	—	—	—	(12)

Total other income (loss)	127	95	255	(10)	467	(51)	64	13	480
Expenses:
Direct operating expenses	117	79	183	—	379	—	—	—	379
Unallocated shared services expenses	—	—	—	131	131	—	—	—	131

Operating expenses	117	79	183	131	510	—	—	—	510
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	10	10	10
Restructuring/other reorganization expenses	—	—	—	8	8	—	—	—	8

Total expenses	117	79	183	139	518	—	10	10	528

Income (loss) before income tax expense (benefit)	295	431	72	(184)	614	—	111	111	725
Income tax expense (benefit)(2)	70	101	17	(43)	145	—	25	25	170

Net income (loss)	$225	$330	$55	$(141)	$469	$—	$86	$86	$555

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$108	$—	$108
Total other income (loss)	13	—	13
Goodwill and acquired intangible asset impairment and amortization	—	10	10

Total Core Earnings adjustments to GAAP	$121	$(10)	111

Income tax expense (benefit)			25

Net income (loss)			$86

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,037	$767	$—	$—	$1,804	$16	$(28)	$(12)	$1,792
Cash and investments	7	3	—	5	15	—	—	—	15

Total interest income	1,044	770	—	5	1,819	16	(28)	(12)	1,807
Total interest expense	742	385	—	66	1,193	32	9	41	1,234

Net interest income (loss)	302	385	—	(61)	626	(16)	(37)	(53)	573
Less: provisions for loan losses	9	130	—	—	139	—	—	—	139

Net interest income (loss) after provisions for loan losses	293	255	—	(61)	487	(16)	(37)	(53)	434
Other income (loss):
Servicing revenue	106	3	—	—	109	—	—	—	109
Asset recovery and business processing revenue	90	—	122	—	212	—	—	—	212
Other income (loss)	9	—	—	8	17	16	(269)	(253)	(236)

Total other income (loss)	205	3	122	8	338	16	(269)	(253)	85
Expenses:
Direct operating expenses	153	72	111	—	336	—	—	—	336
Unallocated shared services expenses	—	—	—	127	127	—	—	—	127

Operating expenses	153	72	111	127	463	—	—	—	463
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	153	72	111	133	469	—	11	11	480

Income (loss) before income tax expense (benefit)	345	186	11	(186)	356	—	(317)	(317)	39
Income tax expense (benefit)(2)	82	43	3	(44)	84	—	(64)	(64)	20

Net income (loss)	$263	$143	$8	$(142)	$272	$—	$(253)	$(253)	$19

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(53)	$—	$(53)
Total other income (loss)	(253)	—	(253)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(306)	$(11)	(317)

Income tax expense (benefit)			(64)

Net income (loss)			$(253)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Core Earnings net income	$165	$305	$179	$469	$272
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	30	91	(59)	121	(306)
Net impact of goodwill and acquired intangible assets	(5)	(5)	(5)	(10)	(11)
Net tax effect	(5)	(21)	10	(25)	64

Total Core Earnings adjustments to GAAP	20	65	(54)	86	(253)

GAAP net income	$185	$370	$125	$555	$19

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(10)	$36	$(30)	$26	$(253)
Plus: Gains (losses) on fair value hedging activity included in interest expense	16	45	(6)	61	(15)

Total gains (losses)	6	81	(36)	87	$(268)
Plus: Settlements on derivative and hedging activities, net(1)	26	11	(12)	38	(16)

Mark-to market gains (losses) on derivative and hedging activities, net(2)	32	92	(48)	125	(284)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(10)	(9)	(14)	(20)	(28)
Other derivative accounting adjustments(3)	8	8	3	16	6

Total net impact of derivative accounting	$30	$91	$(59)	$121	$(306)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(24)	$(23)	$(13)	$(48)	$(16)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(2)	(1)	25	(3)	32
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	13	—	13	—

Total reclassifications of settlements on derivative and hedging activities	$(26)	$(11)	$12	$(38)	$16

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Floor Income Contracts	$21	$37	$(10)	$58	$(190)
Basis swaps	(1)	4	(21)	4	12
Foreign currency hedges	15	30	6	45	16
Other	(3)	21	(23)	18	(122)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$32	$92	$(48)	$125	$(284)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2021, derivative accounting has decreased GAAP equity by approximately $459 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Beginning impact of derivative accounting on GAAP equity	$(499)	$(616)	$(629)	$(616)	$(235)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	40	117	(63)	157	(457)

Ending impact of derivative accounting on GAAP equity	$(459)	$(499)	$(692)	$(459)	$(692)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total pre-tax net impact of derivative accounting recognized in net income(a)	$30	$91	$(59)	$121	$(306)
Tax impact of derivative accounting adjustment recognized in net income	(7)	(22)	13	(29)	75
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	17	48	(17)	65	(226)

Net impact of net mark-to-market gains (losses) under derivative accounting	$40	$117	$(63)	$157	$(457)

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of June 30, 2021, the remaining term of the floor income contracts was approximately 2 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of June 30, 2021, the remaining term of these pay-fixed interest rate swaps was approximately 6 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Unamortized net Floor premiums, net of tax	$24	$31	$56
Unrecognized hedged Floor Income related to pay fixed interest rate swaps, net of tax	312	333	398

Total hedged Floor Income, net of tax(1)(2)	$336	$364	$454

(1)  $439 million, $476 million and $593 million on a pre-tax basis as of June 30, 2021, March 31, 2021 and June 30, 2020, respectively.

(2)  Of the $336 million as of June 30, 2021, approximately $86 million, $118 million and $89 million will be recognized as part of Core Earnings net income in 2021, 2022 and 2023, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Core Earnings goodwill and acquired intangible asset adjustments	$(5)	$(5)	$(5)	$(10)	$(11)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as it is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Restructuring/other reorganization expenses	$2	$6	$1	$8	$6
Regulatory-related expenses(1)	8	8	(2)	16	5

Total	$10	$14	$(1)	$24	$11

(1)	Net of $10 million of insurance reimbursements for costs related to such matters for the quarter and six months ended June 30, 2020.

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Navient Corporation’s stockholders’ equity	$2,701	$2,723	$2,115
Less: Goodwill and acquired intangible assets	726	731	746

Tangible Equity	1,975	1,992	1,369
Less: Equity held for FFELP Loans	278	284	305

Adjusted Tangible Equity	$1,697	$1,708	$1,064

Divided by:
Total assets	$83,348	$84,957	$91,045
Less:
Goodwill and acquired intangible assets	726	731	746
FFELP Loans	55,550	56,873	60,921

Adjusted tangible assets	$27,072	$27,353	$29,378

Adjusted Tangible Equity Ratio(1)	6.3%	6.2%	3.6%

(1)

The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Adjusted Tangible Equity (from above table)	$1,697	$1,708	$1,064
Plus: Ending impact of derivative accounting on GAAP equity (see page 26)	459	499	692

Pro forma Adjusted Tangible Equity	$2,156	$2,207	$1,756

Divided by: Adjusted tangible assets (from above table)	$27,072	$27,353	$29,378

Pro forma Adjusted Tangible Equity Ratio	8.0%	8.1%	6.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Pre-tax income	$38	$34	$7	$72	$11
Plus:
Depreciation and amortization expense(1)	2	2	1	4	2

EBITDA	$40	$36	$8	$76	$13

Divided by:
Total revenue	$130	$125	$64	$255	$122

EBITDA margin	30%	29%	13%	30%	10%

(1)	There is no interest expense in this segment.